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                                  Exhibit 12.1

Whole Foods Market, Inc.
Computation of Ratio of Earnings to Fixed Charges

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

                                                                    Sep 30        Sep 24        Sep 26        Sep 27        Sep 28
                                                                      2001          2000          1999          1998          1997
                                                              ------------- ------------- ------------- ------------- -------------

Earnings:
          Income (loss) from continuing operations before
             income taxes and accounting change                     95,455        77,585        65,616        63,148        35,487

          Rent Expense                                              57,326        47,149        38,417        34,786        28,953
                                                                      x1/3          x1/3          x1/3          x1/3          x1/3
                                                              ------------- ------------- ------------- ------------- -------------
          One-third of rent expense                                 19,109        15,716        12,806        11,595         9,651
          Interest expense                                          17,891        15,093         8,248         7,677         6,033
                                                              ------------- ------------- ------------- ------------- -------------

          Fixed charges  to add to earnings                         37,000        30,809        21,054        19,272        15,684

          Total available earnings                                 132,455       108,394        86,670        82,420        51,171
                                                              ------------- ------------- ------------- ------------- -------------

Fixed charges:
          Interest expense                                          17,891        15,093         8,248         7,677         6,033
          Capitalized interest                                       2,112         2,274         1,759           735           769
                                                              ------------- ------------- ------------- ------------- -------------
          Total interest                                            20,003        17,367        10,007         8,412         6,802
                                                              ------------- ------------- ------------- ------------- -------------

          One-third of rent expense                                 19,109        15,716        12,806        11,595         9,651

          Total fixed charges                                       39,112        33,083        22,813        20,007        16,453
                                                              ------------- ------------- ------------- ------------- -------------

          Ratio of earnings to fixed charges                         3.39x         3.28x         3.80x         4.12x         3.11x
                                                              ============= ============= ============= ============= =============
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